Exhibit 5.2

Our Ref:	WWLK/96563
Your Ref:

Direct Line:	+852 2861 8471
Direct Email:	warrenko@robertsonshk.com

7 June 2024

ROMA RISK ADVISORY LIMITED

Flat 605, 6/F

Tai Tung Building

8 Fleming Road

Wanchai, Hong Kong

Hong Kong

Strictly Private and Confidential

Dear Sirs

Re: Roma Risk Advisory Limited (the “Company”)

A.	INTRODUCTION

We are a firm of lawyers qualified to practise law in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

Please note that unless the context requires otherwise or the contrary is stated, all references to dollars in this opinion shall mean Hong Kong dollars.

B.	SCOPE OF OPINION

We have been asked to provide this legal opinion on the laws of Hong Kong to the Company, covering various aspects concerning the Company, including, among others, certain corporate matters, licence, insurance, litigation (including winding-up proceedings), employment, tax filing and compliance with Hong Kong laws of the Company from 1 December 2023 to 31 May 2024 (the “Track Record Period”).

We are qualified to advise on matters of Hong Kong law and our opinion relates solely to Hong Kong law in force as at the date hereof and as currently applied by the Hong Kong courts and relevant authorities in Hong Kong. We have made no investigation of the laws of any other jurisdiction, and we do not express or imply any opinion as to any other law. We express no opinion as to matters of fact and express no opinion with respect to the commercial terms of the arrangement and transactions being the subject of this opinion.

We expressly disclaim any obligations to advise you of facts, circumstances, events or developments which we are not aware of and may hereafter be brought to our attention and which would alter, affect or modify the opinion expressed herein.

This opinion is limited to the matters stated herein and does not extend to and is not to be read as extending by implication to any other matter in connection with Company or otherwise.

C.	DOCUMENTS EXAMINED

For the purpose of preparing this opinion, we have reviewed and examined the documents set out in the Schedule hereto (the “Documents” or “HK Law Documents”). In addition to the Documents, we have reviewed and examined the following:-

(1)	results of searches carried out by us on 3 June 2024 against the records of the Company as kept at the Company Registry in Hong Kong (“Company Searches”);

(2)	results of winding up searches carried out by us on 3 June 2024 against the publicly available records at the Official Receiver’s Office in Hong Kong in respect of the Company;

(3)	business registration search carried out by us on 3 June 2024 at the Business Registration Office of the Inland Revenue Department of Hong Kong in respect of the Company;

(4)	results of litigation searches carried out by I-OnAsia based on the Cause Book of the Registry of Hong Kong High Court and District Court (dating back to 1990), Small Claims Tribunals, Labour Tribunals and Magistrates’ Courts (dating back to 2005) against the Company and the respective directors and key personnel of Roma Green Finance Limited on 4 June 2024 (the “Litigation Searches”); and

(5)	results of searches for trademarks, patents and designs carried out at the Online Search System of the Intellectual Property Department of Hong Kong against the Company as applicant / owner on 4 June 2024 (“IP Search Results”).

(The searches above are collectively referred to herein as the “Searches”.)

D.	BASES AND ASSUMPTIONS

This opinion should not be relied upon in any other manner other than for the purpose of giving an opinion to the Company. Other than the Company, no other person or entity may use or rely on this opinion and we do not owe a duty of care (whether by contract, tort, equity or otherwise) to any other person in respect of it other than the Company.

This opinion is not a thorough investigation and review of every aspect of the operations of the Company, of every term of each contract to which the Company is a party and of every matter, word or representation that is contained or may be deduced from the Documents, and, as such, should not be treated and relied on as revealing or capable of revealing all necessary information and matters, in particular all legal issues and problems to which the Company may be subject.

We endeavoured to plan our due diligence exercise so that we had a reasonable expectation of detecting any irregularities or unusual items in the Documents, if anything unusual did come to our notice or attention during the course of our review of the Documents which we think should be brought to your attention, we shall draw your attention to it in this opinion.

Our legal review has been undertaken on the following basis:-

(i)	The legal review has focused on a review of the Documents and the Searches which themselves may not contain all the information which may be relevant to the Company.

(ii)	We have assumed that the Documents comprise of all the information and materials in existence which are relevant to the Company and unless otherwise indicated we have made no enquiry to ascertain whether all relevant documents and records have been supplied to us.

(iii)	We have relied solely on the Documents (excluding the documents mentioned therein) and the Searches, assuming that the Documents and all the information supplied by the Company which have bearing on any of the Documents were, when supplied, and continue to be true, accurate and not misleading and that the details or information revealed in the Searches are up to date at the date of the Searches and have been properly and accurately recorded in the relevant public registers from which results of such relevant searches were obtained and accordingly we have not independently verified the Documents nor any of the information supplied or revealed in the Documents and the Searches.

(iv)	We have assumed that each of the Documents is up to date, in full force and effect and has not been terminated or amended without expressly stating so therein or without our knowledge.

(v)	We have assumed that all copies of Documents reviewed by us conform to the originals and we have assumed the genuineness of all signatures and company seals and chops.

(vi)	We have assumed that each contracting party to a Document has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under the relevant Document.

(vii)	Except where it has been expressly brought to our attention or is apparent from the face of the relevant Documents that a Document has been amended but copies of agreements or composites of agreements incorporating subsequent amendments have not been provided, we have assumed that such agreements are subsisting, complete and include all amendments or alterations to such agreements.

(viii)	We have not reviewed any financial, taxation, accounting or technological matters.

(ix)	The entering into of the Documents (which constitute contract or agreement) by the parties named therein is in the commercial benefit of such parties.

(x)	The Documents (where applicable) were executed on behalf of the Company by its duly authorised personnel.

(xi)	We have not conducted or instructed any person to conduct on our behalf any further searches since the respective dates of the Searches, and we have assumed that further searches would not reveal any circumstances or information which would require an amendment to this opinion.

Unless otherwise indicated and then only to the extent described in this opinion, we express no opinion as to the laws of any jurisdiction other than those of Hong Kong which are in effect at the date of this opinion.

E.	OPINION

1.	CORPORATE MATTERS

1.1.	Corporate Structure and Information

Subject to the assumptions and the qualifications as stated in this legal opinion, and based on the register of members of the Company, the register of directors of the Company and the Company Searches, the particulars of the Company required by you are set out herein below:-

1.1.1 Roma Risk Advisory Limited

The current corporate structure of Roma Risk Advisory Limited is as follows:

Company Name	:	Roma Risk Advisory Limited 羅馬風險諮詢有限公司
Former Name	:	N/A
Place of Incorporation	:	Hong Kong
Date of Incorporation	:	2 August 2018
Company Status	:	Private company limited by shares
Company Number	:	2729491
Registered Office and Principal Place of Business	:	Flat 605, Tai Tung Building, 8 Fleming Road, Wan Chai, Hong Kong

Number of Issued Shares	:	1 ordinary share
Issued and Paid-Up Share Capital	:	HK$1
Present Shareholding Structure & Shareholder	:	Lucky Time Ventures Limited -Holding 1 share

Director(s)	:	LUK Huen Ling Claire
Company Secretary	:	YUE Kwai Wa Ken
Nature of Business	:	Provision of environmental, social and governance reporting and other risk advisory services.
Accounting Reference Date	:	31 March

1.2.	Memorandum and articles of association

1.2.1 Roma Risk Advisory Limited

Based on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association have not been amended since the Company’ incorporation.

Subject to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (“Companies Ordinance”), the articles of association do not contain any unusual provisions that affect the voting rights of its shareholders.

Pursuant to section 11 of the Companies Ordinance, inter alia, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 2(2) of the articles of association provides that the directors may in their discretion refuse to register the transfer of a share. Accordingly, transfer of shares in the Company by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

The Company has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

1.3.	Due Incorporation

Based on the Certificate of Continuing Registration in respect of the Company issued by the Hong Kong Companies Registry on 3 June 2024 and the Searches, the Company is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and are in continuing registration with the Companies Registry of Hong Kong. The Company can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

1.4.	Filing and other requirements under the Companies Ordinance

Under the Companies Ordinance, a company limited by shares in Hong Kong is required to comply with certain filing or registration requirements in relation to change of directors, change of company secretary, change of registered office, allotment of shares, annual return, etc. Where a company fails to do so, this will render the company and its responsible officers liable to fines. Late filings may also be subject to higher registration fees.

The Companies Ordinance also sets out the requirement for companies to hold an annual general meeting (“AGM”) in each financial year, usually within 6 or 9 months, depending on the type of the company and the particular circumstances, after the end of its accounting reference period. However, there are certain circumstances in which a company is not required to hold an AGM, such as a private company that is, at any time during the financial year, a subsidiary of a public company, passing a written members’ resolution and sending the relevant documents to the members beforehand, or where the company only has one member. Under the Companies Ordinance, a company’s directors are also required to prepare annual financial statements together with a directors’ report, and lay the financial statements and other reporting documents (i.e., the directors’ report for the financial year and the auditor’s report on those financial statements) (collectively “reporting documents”) before the company in an AGM for the financial year, usually within 6 or 9 months, depending on the type of the company and the particular circumstances, after the end of that accounting reference period. If a company is not required to hold an AGM under the Companies Ordinance, it is only required to send copies of the reporting documents for the financial year to its member within the prescribed period for the laying of financial statements at an AGM.

Failure to comply with the abovementioned requirements may render the Company, its responsible persons and/or its directors liable to fines and/or imprisonment. In addition, the Companies Ordinance also states where a person in any return, report, financial statements, certificate or other document, required by or for the purposes of any provision of the Companies Ordinance, knowingly or recklessly makes a statement that is misleading, false or deceptive in any material particular (section 895(1) of the Companies Ordinance), such person is liable (i) on conviction on indictment to a fine of HK$300,000 and to imprisonment for 2 years; or (ii) on summary conviction to a fine at level 6 and to imprisonment for 6 months (section 895(2) of the Companies Ordinance).

Based on the Documents, the Company is not in breach of its filing requirements and has complied with the Companies Ordinance in all material respects during the Track Record Period.

1.5.	Share Capital

1.5.1 Roma Risk Advisory Limited

The current issued and paid-up share capital of the Company is as follows:

Issued and paid-up share capital	:	HK$1.00
Number of issued / paid-up share(s)	:	1 ordinary share

1.6.	Shareholder(s)

1.6.1 Roma Risk Advisory Limited

The entire issued share of the Company was held by Lucky Time Ventures Limited.

Name and Address of Shareholder(s)	Class of Shares (including Shareholder Rights)	Number of Shares	Share Percentage or Proportion of Voting Power (if different)
Lucky Time Ventures Limited	Ordinary	1	100%

The abovenamed shareholder is the current registered holder and the current legal owner of all the issued share in the Company and is entitled to the equity of the Company and the rights and interests attached thereto. Based on the Documents and the Company’s confirmation provided to us, the shareholder’s interest in the Company is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

Based on the Documents, there is only one class of shares for the Company, i.e., ordinary shares with the same voting rights. There is no nominee, voting or trust arrangements in relation to the shares of the Company.

1.7.	Dividends

Based on the Documents and Company’s confirmation, no dividends have been declared or made by any of the Company during the Track Record Period. Based on the articles of association of the Company, none of them are currently prohibited from paying or declaring any dividends or other distribution or any withholding tax.

Under Hong Kong laws, all dividends and other distributions declared and payable on the shares of the Company in accordance with the Companies Ordinance may be paid or distributed to holders of such shares, and such dividends and other distribution made to holders of such shares are, as of the date hereof, not subject to withholding or other taxes and are otherwise free and clear of any other duty, withholding or deduction under the laws of Hong Kong, and may be paid without obtaining any approval from any governmental authority in Hong Kong. Save and except that a distribution may only be made by the Company out of profits in accordance with the Companies Ordinance and the articles of association, there is no general restriction against payment of dividends, making of distributions, repayment of loans, or transfer of property and assets to any third party by the Company under the laws of Hong Kong or the articles of association. Dividends or distributions may be paid in Hong Kong dollars and may be converted into other foreign currency and transferred out of Hong Kong. There is no exchange control legislation under Hong Kong laws.

1.8.	Encumbrances

Based on a review the register of charges of the Company, the Searches and the Company’ confirmation provided to us, there are no registered mortgages or charges or other kinds of security over the assets of the Company.

2.	PRINCIPAL ACTIVITY AND LICENCE AND CONSENTS

2.1 Roma Risk Advisory Limited

The Company has obtained the following business registration certificates for its business carried out in Hong Kong. Details of the current business registration certificate (to be renewed annually) are as follows:

Business Name	Address	Business Registration No.	Effective Period
Roma Risk Advisory Limited	Flat 605, 6/F, Tai Tung Building, 8 Fleming Road, Wan Chai, Hong Kong	69710664-000-08-23-1	2 August 2023 – 1 August 2024

Based on the Documents, save for the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (“Business Registration Ordinance”), with which the Company has duly complied in all material respects, the Company is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the provision of environmental, social and governance reporting and risk advisory services.

Based on the Documents, the business registration certificate is valid and has not expired, been varied or revoked and remains in full force and effect.

3.	INTELLECTUAL PROPERTY

3.1	Roma Risk Advisory Limited

The Company does not own any trademark.

On 3 April 2023, United Brilliant Limited and the Company entered into a trademark licence agreement pursuant to which United Brilliant Limited granted to the Company a non-exclusive right and license to use the below IP Rights for its business in the provision of environmental, social governance and risk advisory services with a monthly license fee of HK$95,000 and until termination of such agreement. United Brilliant Limited has registered the following trademarks according to the IP Search Results on trademarks, patents and designs, and were used by the Company:

Trademark	Place of registration	Trademark number	Class	Expiry date	Registered owner
	Hong Kong	301900854	36, 42	27 April 2031	United Brilliant Limited
	Hong Kong	301900863	36, 42	27 April 2031	United Brilliant Limited
	Hong Kong	301900872	36, 42	27 April 2031	United Brilliant Limited

Based on the Searches and the Company’s confirmation, there is no dispute or infringement in connection with the Company’s intellectual property rights pending or threatened against it which could have a material adverse effect on its operations or financial performance.

Save for the above disclosed, there are no registered or unregistered intellectual property assets owned, used, licensed and/or held by the Company, and the Company has not received any formal notice that it infringes any intellectual property rights of any third party during the Track Record Period.

4.	LITIGATION AND WINDING-UP

According to the Documents and the Searches and to the best of our knowledge, there are:

(a)	no record of any order or resolution for the winding-up or any notice of the appointment of a receiver, administrator or liquidator in connection with the winding-up, dissolution or reorganisation of any of the Company or its assets in Hong Kong, and no record of any petition for the winding-up against the Company in Hong Kong;

(b)	no steps having been taken or being taken to wind up or dissolve of the Company, appoint a receiver, administrator or liquidator in respect of the Company or of its assets; and

(c)	no actions, suits, investigations, litigation or proceedings current, pending or threatened against or affecting the Company or of its assets in which the Company is a defendant or respondent before the courts of Hong Kong during the Track Record Period and up to the date hereof.

5.	EMPLOYMENT

5.1 Roma Risk Advisory Limited

5.1.1 Employment contracts

The sample employment contract of the Company that is reviewed by us conforms with the requirements under the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“Employment Ordinance”).

5.1.2 Employee benefit

Retirement Pension Scheme

Based on the Mandatory Provident Fund participation certificate issued Manulife (International) Limited dated 19 April 2020, the Company has enrolled its Hong Kong employees with the Manulife Global Select (MPF) Scheme in compliance with the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“Mandatory Provident Fund Schemes Ordinance”). Under the scheme, the Company and its employees of aged 18 to 64 each make a mandatory contribution of 5% of the relevant employee’s monthly income or HK$1,500, whichever is the less. Employees who are above 65 may choose to participate in voluntary contributions.

Based on the Documents, the Company has currently maintained a Mandatory Provident Scheme for its employees.

Based on search conducted on the website of the Mandatory Provident Fund Schemes Authority, there was no criminal conviction and civil award/judgement records against the Company as of 4 June 2024.

Compulsory Employees’ Compensation Insurance

According to section 40 of the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“Employees’ Compensation Ordinance”), no employer shall employ any employee in any employment unless there is in force a policy of insurance to cover their liabilities both under the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees, irrespective of the length of employment contract or working hours, full-time or part-time employment. If an employer fails to comply with the Employee’s Compensation Ordinance to secure an insurance cover, the employer commits an offence and is liable on conviction to a maximum fine of HK$100,000 and imprisonment for two years.

Based on the Documents and the Company’s confirmation, the Company has taken out and maintained a valid employees’ compensation insurance for its employees during the Track Record Period and up to the date of this Opinion.

6.	TAX FILING

6.1	The Company is subject to profits tax under Hong Kong laws in respect of its assessable profits arising in or derived from Hong Kong under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong). The Company filed its tax position for the year ended 31 March 2023 to the Inland Revenue Department on 27 November 2023. Based on the Searches, we are not aware of any complaints, investigation of, any disputes with, or any fines, penalties or other administrative sanctions imposed by the Inland Revenue Department against the Company during the Track Record Period.

6.2	There is no capital gains tax under the laws of Hong Kong. No taxes, fees or charges are payable (either by direct assessment or withholding) to the government or other taxing authority in Hong Kong under the laws of Hong Kong in respect of the payment of dividends and other distributions declared and payable to the shareholders of the Company.

7.	PROPERTIES

7.1	The Company has the following registered office in Hong Kong (the “Property”):

No.	Location	Usage	Expiry date
1.	Flat 605, 6/F, Tau Tung Building, 8 Fleming Road, Wan Chai, Hong Kong	Virtual Office provided by Vegas Consultant	An initial term of one year from 20 July 2022 and renewed from 1 August 2023 to 31 July 2024

7.2	The Company has entered into a service agreement with Vegas Consultant for the provision of virtual office service with registered address, correspondence address and share office in accordance with the usage allowed by Vegas Consultant.

8.	PERSONAL DATA

The Company may collect and store certain data (including certain personal information) from our clients in connection with their business and operations and for “Know Your Customers” purposes (to combat money laundering).

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) is applicable to both the private and the public sectors. It sets out how data users should collect, handle and use personal data, complemented by the other provisions imposing further compliance requirements under the six Data Protection Principles.

The six Data Protection Principles stipulate that (1) the personal data shall only be collected for a lawful purpose and under fair means directly related to a function or activity of the data user. The data subject shall be fully informed. (2) The data users shall take all practicable steps to ensure that personal data is accurate and is not kept longer than is necessary for such purpose. The data user shall erase all such personal data that is no longer required. (3) The personal data collected shall not be used for any new purpose which is not or is unrelated to the original purpose unless express and voluntary consent is obtained from the data subject. (4) The data user shall take all practicable steps to protect the personal data it collected and against any unauthorised or accidental access, processing, erasure, loss or use. (5) The data user shall ensure the openness of the personal data policies and practices, the kind of personal data held and the main purpose of holding it. (6) The data subject shall be entitled to access, correct the personal data given. The data subject can withdraw the consent previously given by written notice.

The Office of the Privacy Commissioner for Personal Data may conduct investigations of any suspected contravention of the PDPO and may issue enforcement notice to the data user directing remedial and/or preventive steps to be taken. It is an offence for contravening the enforcement notice such issued with a maximum penalty of a fine of HK$50,000 and imprisonment for 2 years, with a daily penalty of HK$2,000. In addition, section 9 of the PDPO stipulates the consequences regarding doxing-related offences and the direct marketing provisions. In general, it is an offence if a person discloses any personal data of a data subject without the relevant consent, and depending on the intent, the maximum penalty upon conviction is a fine of up to HK$1,000,000 and to imprisonment for 5 years.

Based on the confirmation of the Company, the Company has not received any complaint or investigation in relation to the contravention of the PDPO.

9.	OFFERING DOCUMENTS

The statements in the Prospectus under the captions “Regulatory Environment” in so far as they purport to summarise the provisions of the laws of Hong Kong (save for those in relation to the provisions of the laws of the People’s Republic of China), are accurate in all material respects as at the date of this legal opinion and nothing material has been omitted from such statements which would make the same misleading in any material respect.

The share of the Company is wholly-owned by Lucky Time Ventures Limited, which in turn is wholly-owned by Roma Green Finance Limited (“Roma Green Finance”), an exempted company incorporated in the Cayman Islands with limited liability. As the public offering of the shares of Roma Green Finance is not in Hong Kong, and Roma Green Finance is not a company incorporated in Hong Kong, no permission or approval in Hong Kong is required for the share offering as at the date of this opinion.

10.	PRC APPROVAL

On the basis that (i) the Company is incorporated in Hong Kong and is located in Hong Kong, (ii) the Company has no subsidiary, variable interest entity (VIE) structure or any direct operations in mainland China, and (iii) pursuant to the Basic Law of Hong Kong (the “Basic Law”), which is a national law of the People’s Republic of China (the “PRC”) and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defence and foreign affairs, as well as other matters outside the autonomy of Hong Kong).

As of the date of this opinion and based on the opinion issued by the PRC counsel to Roma Green Finance Limited, we are of the opinion that the Company (i) is not required to obtain permissions from any PRC authorities to issue the shares of Roma Green Finance to investors; (ii) is not subject to permission requirements from the China Securities Regulatory Commission, the Cyberspace Administration of China or any other entity that is required to approve of the Company’s operations; and (iii) is not required to obtain any pre-approval from Chinese authorities to list on a U.S. stock exchange, including the NASDAQ.

The Company also confirmed that it has not received or been denied of such permissions by any PRC authorities.

11.	QUALIFICATIONS

11.1.	The opinions set out above are subject to the following qualifications, limitations and exceptions:

11.1.1.	the effect of any future amendment, alteration or adoption of any law, statute, rule, regulation or ordinance or of any future judicial interpretation thereof;

11.1.2.	under Hong Kong law, the availability of certain equitable remedies, such as injunction and specific performance, will be at the discretion of the court and a court might make an award of damages where specific performance of an obligation or some other equitable remedy is sought;

11.1.3.	the courts of Hong Kong will not enforce a judgment to an extent that the same may be contrary to public policy in Hong Kong;

11.1.4.	where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable under Hong Kong law to the extent that such performance would be illegal or contrary to public policy or exchange control regulations in that other jurisdiction;

11.1.5.	a certificate, determination, notification or opinion of or the exercise of any discretion by any person as to any matter provided for in any of the HK Law Documents might not be upheld by the courts of Hong Kong if it could be shown to have an unreasonable or arbitrary basis or to be manifestly inaccurate or fraudulent;

11.1.6.	a court in Hong Kong may refuse to give effect to a judgment in respect of costs of unsuccessful litigation brought before a court in Hong Kong or where the court has itself made an order for costs;

11.1.7.	enforcement of the obligations of the parties to the HK Law Documents in a Hong Kong court may be limited by prescription or lapse of time or by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, reconstruction or similar law affecting creditor’s right generally;

11.1.8.	we express no opinion as to whether any provision in any of the HK Law Documents purporting to waive or confer a right of set-off or similar right would be effective against a liquidator or creditor. In particular any rights of set-off contained in the HK Law Documents may be limited by the laws of the jurisdiction where the relevant credit balances are held;

11.1.9.	any provision of any of the HK Law Documents providing that certain calculation and/or certificates will be prima facie or conclusive and binding will not be effective if such calculation or certificates are erroneous on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party; where any party is vested with a discretion or may determine a matter in its opinion, Hong Kong law may require that the discretion be exercised reasonably or that the opinion be based on reasonable grounds;

11.1.10.	any currency indemnity provision of any of the HK Law Documents may not be enforceable in the Hong Kong courts in relation to any judgment delivered by any court and expressed in a currency other than that in which the relevant sum is payable;

11.1.11.	the severability of provisions of any of the HK Law Documents which are illegal, invalid or unenforceable is, as a matter of Hong Kong law, at the discretion of the court, accordingly, we express no opinion as to the enforceability or validity of any such clause of the HK Law Documents;

11.1.12.	proceedings in a Hong Kong court may be stayed if concurrent proceedings are being brought elsewhere;

11.1.13.	a Hong Kong court may refuse to give effect to any undertaking for reimbursement or indemnity against expenses in respect of the costs of enforcement or of unsuccessful litigation brought before such a court;

11.1.14.	failure to exercise a right of action within the relevant limitation period prescribed by the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong), will operate as a bar to the exercise of such right;

11.1.15.	failure to exercise a right promptly may operate as a waiver of that right notwithstanding a “no waiver” provision contained in the relevant clauses of any of the HK Law Documents;

11.1.16.	the exercise of remedies conferred by the HK Law Documents will be subject to general legal and equitable principles regarding the enforcement of security and general supervisory power and discretion of the courts of Hong Kong in the context thereof;

11.1.17.	any provision contained in any of the HK Law Documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the HK Law Documents or any other person may be ineffective;

11.1.18.	the effectiveness of provisions excusing a party from a liability or duty otherwise owed may be limited by law;

11.1.19.	we express no opinion as to the priority of the security (if any) created by any of the HK Law Documents and whether such security constitutes a legal or equitable security interest;

11.1.20.	to be valid and effective, each choice of law in each HK Law Documents must be bona fide and the express choice of law will be disregarded if a Hong Kong court considers that the system of law has been chosen to evade the provisions of the legal system with which the HK Law Documents, determined objectively, are most closely connected; and

11.1.21.	we express no view as to the commercial suitability of the HK Law Documents or of the provisions therein or the general compliance with market practice or any commercial aspects of such HK Law Documents.

11.1.22.	other than a charging order or lis pendens which shall have priority from the commencement of the day following the date of its registration with the Land Registry, the Land Registration Ordinance (Chapter 128, Laws of Hong Kong) (“LRO”) grants priority to document registered within one month after the time of its execution. The Property may therefore be subject to any document executed within one month on or before the date of the Land Search provided that such document is registered within the one month’s period mentioned in the LRO;

11.1.23.	we have not carried out any site inspection of the Property for the purpose of verifying the actual user of the Property. The actual user of the Property as stated is based upon the information as supplied by the Company;

11.1.24.	we have not inspected the Property, neither have we made any enquiries with respect to physical state and condition of the Property. We are not in a position to check if there is any illegal or unauthorized partitioning or division of the Property, or any illegal or unauthorized structure, addition or alteration in or at or to the Property. We are not in a position to check or verify the area and/or boundary of the Property;

11.1.25.	to the extent that this opinion contains or refers to reports, opinions or memoranda from any other person, that person remains wholly and exclusively responsible for their contents and we have not carried out any independent verifications of their contents;

11.1.26.	this opinion is limited to Hong Kong law as in force and applied by the Hong Kong court as at the date of this opinion;

11.1.27.	the payment by the Company of any dividends that it has declared may be prevented, and the priority of such payment may be limited, by bankruptcy, insolvency, liquidation, reorganisation, moratorium, reconstruction or similar laws, rules or regulations affecting creditors’ rights generally or by prescription or lapse of time;

11.1.28.	the Searches are not capable of revealing whether or not a petition has been presented for the winding up of the Company. Moreover, notice of a winding up order made or a winding up resolution passed or a receiver appointed may not be filed at the Hong Kong Companies Registry or the Official Receiver’s Office of Hong Kong, immediately and, generally, the records of the Hong Kong Companies Registry and the Official Receiver’s Office of Hong Kong, which are available for searching may not be complete or up-to-date. In addition, certain types of proceedings such as (but without limitation) applications for injunctive relief may be commenced without filings being recorded and any action commenced in the District Court of Hong Kong or before any tribunal in Hong Kong is not recorded in the records of the High Court of Hong Kong; and

11.1.29.	the Litigation Searches are not capable of covering definitively all the civil and criminal records.

12.	GOVERNING LAW

This opinion shall be governed by and construed in accordance with the laws of Hong Kong.

13.	DISCLOSURE

This opinion is addressed to you for your own use solely for the purpose stated at the beginning of this opinion. Without our prior written consent, this opinion may not be:

(i)	relied upon by you for any other purposes;
(ii)	relied upon by any other person or entity for any purpose; or
(iii)	copied, reproduced, quoted, referred to, disseminated or made available to any other person or entity, other than to any governmental authority having regulatory jurisdiction over you or the legal adviser to the addressee above or pursuant to an order or legal process of any court or governmental authority of competent jurisdiction.

/s/ ROBERTSONS

ROBERTSONS

SCHEDULE I – LIST OF DOCUMENTS REVIEWED

A.	Roma Risk Advisory Limited

No.	Document	Date of Document
1.	Certificate of Incorporation	2 August 2018
2.	Certificate of Continuing Registration	3 June 2024
3.	Articles of Association	27 July 2018 (filing date)
4.	Annual Return (NAR1) for 2023	4 September 2023 (filing date)
5.	Written resolutions of the sole member resolving that the report of director(s) and audited accounts of 31 March 2023 be adopted and the 2023 AGM be dispensed with.	20 October 2023
6.	Business Registration Certificates	02 August 2023 to 1 August 2024 (period covered)
7.	Shared Services Agreement with Roma Appraisals Limited	3 April 2023
8.	Trademark licence agreement	3 April 2023
9.	Mandatory Provident Fund participation notice from Manulife effective from 1 April 2020	19 April 2020
10.	Monthly MPF payment of the Company from December 2023 to May 2024	Various
11.	Search record on the website of the Mandatory Provident Fund Schemes Authority https://www.mpfa.org.hk/en/info-centre/useful-list/nceor	4 June 2024 (date of search)
12.	Chubb professional indemnity insurance for the period 17 October 2023 to 16 October 2024 (Policy No.:DPI0596121)	16 October 2023
13.	Chubb Employees’ Compensation Insurance Policy for the period 14 February 2023 to 13 February 2024 (Policy No.:HDBE001613/23)	17 February 2023
14.	Chubb Employees’ Compensation Insurance Policy for the period 14 February 2024 to 13 February 2025 (Policy No.: HDBE001613/24)	5 February 2024
15.	KCCW Accountancy Corp auditors engagement letter	29 May 2023
16.	HKCMCPA Company Limited auditors engagement letter	9 April 2024
17.	Reports and financial statements of the Company for the year ended 31 March 2023	20 October 2023
18.	Filing to the Inland Revenue Department on the profits tax position for the year ended 31 March 2023	27 November 2023
19.	Employment Contracts for Ms. Cheung Tan, Mr. Wong Man Kin, Ms. Ng Yeung Yeung as sample	-
20.	Additional employee non-disclosure agreements for Ms. Cheung Tan, Pun Ngai Hang and Mr. Wong Man Kin as sample	-
21.	Register of Members of the Company	-
22.	Register of Directors of the Company	-
23.	Register of Charges of the Company	-
24.	Register of Members of Lucky Time Ventures Limited	-
25.	Register of Members of Roma Green Finance Limited	-
26.	Register of Members of Top Elect Group Limited	-